                                                                    EXHIBIT 10.2

                            HOSTING LICENSE AGREEMENT

This Hosting License Agreement ("Agreement") is entered into as of June 30, 1999 (the "Effective Date"), by and between Active Software, Inc., a California corporation with its principal place of business at 3333 Octavius Drive, Santa Clara, California 95054 ("Active"), and Corio, Inc., a Delaware corporation with its principal place of business at 700 Bay Road, Redwood City, California 94063 ("Partner").

                                    RECITALS

        1. Active develops and distributes software (the "Active Materials," as defined below) which enables the integration of certain third party software with other third party software.

        2. Partner hosts certain third party software (the "Third Party Software," as defined below) for its customers.

        3. Active wishes Partner to integrate certain Active Materials into the Third Party Software and host the Integrated Hosting Services (as defined below), and Partner wishes to obtain the right to integrate the Active Materials and host the Integrated Hosting Services.

                                    AGREEMENT

        IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

1.      Definitions.


"Active Materials" means the Licensed Materials.

"Adapter" means the adapter and/or agent software described under the heading "Adapters" in Exhibit A, in Object Code format only, which Active distributes or develops and which interfaces between the Integration Kit and the Third Party Software.

"Confidential Information" of a party means any information disclosed by that party to the other party pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential," "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure or is so designated in writing by the disclosing party within thirty (30) days after its oral disclosure. Notwithstanding the foregoing, all information Active provides to Partner that relates to the Active Materials shall be deemed Active's Confidential Information.

"Developer Kit" means the software described under the heading "Developer Kit" in Exhibit A, in Object Code format only, which Active distributes to software developers to enable such developers to build or modify Adapters and/or to build or modify events, rules, transformations and other integration process components used for specific applications.



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

"Documentation" means all documentation provided by Active to Partner, as further described or enumerated in Exhibit A.

"End User" means any party that accesses the Integrated Hosting Services through Partner's servers.

"End User License" means the license agreement (i) pursuant to which Partner will grant the End User access to the Integrated Hosting Services, and (ii) which shall contain at least the restrictions set forth on Exhibit C.

"Integrated Hosting Services" means Partner's hosting services which enable End Users to access the integrated Licensed Materials and the Third Party Software hosted on Partner's servers.

"Integration Kit" means the software described under the heading "Integration Kit" in Exhibit A, in Object Code format only.

"Licensed Materials" means the Integration Kit, the Adapters, the Developer Kit and the Documentation, including any modifications Active provides under Section 10.2, which Partner may host for its End Users in accordance with Section 2.1 below and the terms of this Agreement.

"Object Code" and "Object Code format" means binary computer codes in executable format and relocatable binary code libraries that can be linked into executable programs.

All references in this Agreement to the "purchase" or "sale" of software means the acquiring or granting, respectively, of a license to use such software, and to exercise any other rights pertaining to such software which are expressly set forth herein.

"Third Party Software" means any software not developed by Active that Partner hosts for its End Users as listed in Exhibit A.

2.      Licenses and Restrictions.


        2.1 Hosting License. Subject to the terms and conditions of this Agreement, Active hereby grants Partner a non-exclusive license, without rights to sublicense, to host the Licensed Materials on Partner's servers solely for the purposes of providing the Integrated Hosting Services to End Users. Partner is allowed to grant End Users the right to access the Licensed Materials hosted on Partner's servers pursuant to the terms of this Agreement and under the terms specified in the End User License.

                2.1.1 Access to Technology: Active shall provide Corio with any pre-release "Beta" versions of relevant Updates or Upgrades of the Software. Active shall make these versions available to Corio to preview at the earliest possible date, but in no event later than the date Active first publicly releases such products. Active shall provide all such Updates and Upgrades to Corio free of additional charge and Corio shall, in its sole discretion determine when, and if, to offer any such Updates and/or Upgrades to its Customers.

        2.2 Use Licenses. Subject to the terms and conditions of this Agreement, Active hereby grants Partner a nonexclusive license, without rights to sublicense, to use the Active Materials solely for the purposes of: (a) integrating the Licensed Materials into the Third Party Software; (b) providing

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
customization services with respect to the Adapters on behalf of End Users upon request; (c) demonstrating the Integrated Hosting Services to potential End Users; (d) providing training in the use of the Integrated Hosting Services and the Active Materials to Partner's employees and contractors; and (e) providing support and training to End Users in connection with the Integrated Hosting Services.

        2.3 Trademark License. Subject to the terms and conditions of this Agreement, Active hereby grants Partner a nonexclusive license to use the Active trademarks, trade names and logos set forth in Exhibit B (as amended from time to time by Active) solely in connection with the marketing of the Integrated Hosting Services. Partner shall comply with any usage guidelines which may be provided to Partner by Active from time to time, and upon request by Active, shall furnish Active with samples of Partner's usage of such trademarks, trade names and logos. Partner shall not challenge Active's ownership of such trademarks, trade names and logos or use or adopt any trademarks which might be confusingly similar to such marks.

        2.5 Restrictions. Active reserves all rights in the Active Materials which are not expressly granted to Partner in this Agreement. Partner shall not decompile, disassemble, reverse engineer or otherwise attempt to derive, obtain or modify the source code of the Active Materials. Partner shall not remove any Active copyright or other proprietary rights notices from any software or documentation materials provided by Active to Partner. Partner further agrees to permit Active to enter any of Partner's premises during regular business hours, upon five (5) days prior written notice, to inspect Partner's use of the Active Materials.

3.      Obligations of Partner.


        3.1 Promotion of the Integrated Hosting Services. Partner shall use its best efforts to integrate the Licensed Materials into the Third Party Software and to promote the sale of and use of, and to stimulate interest in, the Integrated Hosting Services. All marketing efforts and development efforts by Partner shall be at Partner's expense.

        3.2 Partner Support. Partner shall provide its personnel involved in the development of the Integrated Hosting Services with training, technical support, information and other appropriate assistance.

        3.3 Partner Contact. Partner shall designate one person who shall act as a focal point to coordinate with Active the marketing activities and the integration of the Active Materials, and who shall be authorized to act on behalf of Partner within the scope of this Agreement.

        3.4 Records and Reporting.


               3.5.1 Within thirty (30) days following the end of each calendar quarter, Partner will provide to Active written reports showing, for such calendar quarter: (a) the number of copies of the Licensed Materials accessed and used by each End User through the Integrated Hosting Services, and (b) the End User contact information, location and any customer usage information with respect to each copy of the Active Materials accessed through the Integrated Hosting Services.

               3.5.2 Partner will notify Active, in writing, of any claim or proceeding, actual or threatened, involving the Active Materials within ten (10) days after Partner learns of such claim or proceeding. Partner will also notify Active in writing immediately of all claimed or suspected defects in the Active Materials. All such claims, proceedings, and suspected defects shall be deemed Active's Confidential Information.

               3.5.3 Partner shall maintain full and complete records of the use of Licensed Materials through the Integrated Hosting Services, including without limitation copies of the reports described in Section 3.5.1, for at least three
(3) years after such use or sales. Active shall, at any time during the period when Partner is obliged to maintain such records, be entitled to audit such records upon thirty (30) days written notice, in order to confirm the accuracy of the reports described in Section 3.5.1, provided, that Active may conduct no more than one such audit in any six (6) month period. Any such audit shall be performed at Active's expense during normal business hours; provided, that the cost of such audit (in addition to the full amount of any underpayments and related late charges under Section 6.6) shall be promptly paid by Partner if such audit reveals an underpayment by Partner of more than five percent (5%) of the amounts payable by Partner to Active in any six (6) month period.

        3.6 Government Approvals. Partner shall be responsible for obtaining all necessary government approvals, consents, licenses or permits to enable it to purchase the Licensed Materials, and to provide the Integrated Hosting Services to End Users. Partner will bear all costs associated with obtaining such government approvals, consents, licenses or permits. Partner shall comply with all government regulations.

        3.7 End User License. Partner will obtain an executed End User License from each End User prior to (i) granting such End User access to the Integrated Hosting Services.

        3.8 Further Agreements. Partner agrees: (i) to avoid deceptive, misleading or unethical practices detrimental to Active or to the Active Materials, including, without limitation, disparagement of Active or the Active Materials; and (ii) to make no representations, warranties or guaranties to End Users with respect to the specifications, features or capabilities of the Active Materials that are inconsistent with the Documentation supplied by Active.

        3.9 Feedback. Partner shall provide Active with prompt written notification of any problems with the Active Materials or their use that Partner becomes aware of. Such written notification shall be the property of Active, and shall be considered Active's Confidential Information hereunder.

        3.10 Publicity. Within thirty (30) days after the Effective Date, the parties will issue a joint press release to announce the relationship of the parties as set forth under this Agreement.

4. Changes in Active Materials. Active shall have the right to modify the Active Materials at any time upon written notice to Partner or to discontinue distribution of any of the Active Materials at any time. Receipt by Partner of a price schedule or other notification from Active reflecting an addition or a deletion to the Active Materials or receipt of a facsimile specifically adding or deleting Active Materials shall constitute notice of such an addition or deletion and, with respect to additions, of the price for the added product.

5.      Title.


        Active shall own all right, title and interest in and to the originals and any copies, in whole or in part, of the Active Materials, and all patents, trade secrets, copyrights and other intellectual property rights pertaining thereto. Partner acknowledges that the licenses granted pursuant to this Agreement do not provide Partner with title or ownership of the Active Materials. Partner shall keep the Active Materials free and clear of all claims, liens and encumbrances.

6.      Payments, Taxes.


        6.1 Payments. Partner will pay Active as set forth in Exhibit D.

        6.2 Payment Terms. All Payments are net 30, except as set forth in Exhibit D.

        6.3 Price Changes. Active shall have the right to change its list prices for the Active Materials at any time.

        6.4 Taxes. All prices are exclusive of, and Partner shall pay or reimburse Active for, all taxes, duties and assessments imposed on Partner or Active in connection with the license or use of Active Materials under this Agreement or any services provided hereunder, including without limitation all sales, use, excise and other taxes and duties, excluding only taxes based upon Active's net income. Partner shall hold Active harmless from all claims and liability arising from Partner's failure to report or pay any such taxes, duties and assessments.

        6.5 Late Payments. All amounts that are not paid by Partner as required by this Agreement shall be subject to a late charge equal to one and one-half percent (1.5%) per month, or, if less, the maximum amount allowed by applicable law. In the event that any amount due hereunder is overdue, Active reserves the right to suspend performance until such delinquency is corrected.

7.      Confidential Information.


        7.1 Confidentiality. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth herein, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

        7.2 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which: (a) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party; (b) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (c) is disclosed with the prior written approval of disclosing party; (d) became known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights; or (e) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall use all reasonable efforts to provide prompt, written, and sufficient advance notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

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
        7.3 Return of Confidential Information. Each party shall promptly return the other party's Confidential Information to the other party (i) after termination of this Agreement, or (ii) upon receipt of written notice from the other party requesting return of such Confidential Information.

8.      Representations and Warranties of Partner.

        Partner warrants to Active that the End Users shall be able to access the Integrated Hosting Services (i) on a twenty-four-hours-per-day, seven-days-per-week basis, except during scheduled and unscheduled maintenance downtime, and (ii) on a ninety-nine percent (99%) availability basis.

9.      Representations and Warranties of Active.

        9.1 Warranty to the End User. Each End User receives a warranty (if any) on the Active Materials from Partner only to the extent set forth in the End User License. Active makes no warranties to the End User in connection with the Active Materials, and expressly disclaims any implied warranties of merchantability or fitness for a particular purpose to the End User.

        9.2 Warranty to Partner. Active warrants to Partner that for a period of ninety (90) days after the date of delivery of the Licensed Materials to the Partner, (i) the Integration Kit, the Adapters and the Developer Kit will substantially achieve the functionality described in the Documentation, and (ii) the media containing the Licensed Materials will be free from defects in materials and workmanship. Active's entire liability and Partner's exclusive remedy under this limited warranty shall be, at Active's option, (y) repair or replacement of all or the affected portion of the Licensed Materials, or (z) a refund of the purchase price paid for such Licensed Materials and termination of the licenses under Section 2 for such Licensed Materials, provided that Active receives notice of such defect during the warranty period. Active does not warrant that (a) the Licensed Materials will meet Partner's requirements, (b) the operation of the Integration Kit, the Adapters or the Developer Kit will be uninterrupted or error-free, or (c) the Documentation will be error-free.

        9.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9, ACTIVE MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO ANY ACTIVE MATERIALS, INCLUDING THEIR CONDITION, THEIR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, OR THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS, AND ACTIVE SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. ACTIVE MAKES, AND PARTNER RECEIVES, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ACTIVE SUPPORT REFERRED TO IN SECTION 10.2.

10.     Support.

        10.1 Support to End Users. Partner is responsible for providing all support with respect to the Integrated Hosting Services and the Active Materials to End Users. Active will not be responsible for providing support to End Users.

        10.2 Support to Partner. Partner will receive support from Active with respect to the Licensed Materials under the terms of the Support Agreement attached as Exhibit E.

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
        10.3 Title. All releases and other changes, improvements, bug fixes or other modifications to the Licensed Materials provided pursuant to Section 10.2 shall be deemed to be included within the Licensed Materials, and will be subject to the terms and conditions of this Agreement.

11.     Indemnity.

        11.1 Indemnity by Active.

               11.1.1 Indemnity. Active will defend or settle, at its expense, any action brought against Partner based upon a claim that the Active Materials used within the scope of the licenses granted hereunder infringe an issued U.S. patent or registered U.S. copyright, and Active further agrees to pay all damages and costs finally awarded against Partner attributable to such claim; provided that Partner (a) notifies Active promptly in writing of any such claim,
(b) gives Active sole control of the defense and/or settlement of such action, and (c) gives Active all authority, information and assistance reasonably necessary to settle or defend such claim. Active shall reimburse Partner for incidental out-of-pocket expenses incurred by Partner in providing such assistance. Active shall not be liable for any costs or expenses incurred without its prior written authorization.

               11.1.2 Active Options. If the Active Materials become, or in the opinion of Active may become, the subject of a claim of infringement of any issued U.S. patent or registered U.S. copyright, Active may, at its option: (i) procure for Partner the right to use the Active Materials free of any liability;
(ii) replace or modify the Active Materials to make them non-infringing; or
(iii) remove the Active Materials, or part thereof, and refund the license fees paid hereunder for such Active Materials, as depreciated over a sixty (60) month period.

               11.1.3 Exclusions from Indemnity. Active assumes no liability hereunder for any compliance with Partner's specifications. Active shall have no obligation to defend the Partner or to pay costs, damages or attorney's fees for any claim based upon: (i) use of other than a current unaltered release of the Active Materials; or (ii) the combination, operation or use of any Active Materials furnished hereunder with non-Active programs or data if such infringement would have been avoided but for the combination, operation or use of the Active Materials with such programs or data.

               11.1.4 Sole and Exclusive Liability. THIS SECTION 11 SETS FORTH THE SOLE AND EXCLUSIVE LIABILITY OF ACTIVE FOR INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

        11.2 Indemnity by the Partner. Partner agrees to indemnify and hold Active harmless from and against any loss, cost or expense (including attorneys' fees) resulting from any and all claims by third parties for loss, damage or injury (including death) allegedly caused by the negligence, misrepresentation, misconduct, error, omission or other action of Partner, or of Partner's agents or employees. In addition, Partner agrees to indemnify and hold Active harmless from and against any loss, cost or expense (including attorneys' fees) resulting from any and all claims by third parties alleging that the Integrated Hosting Services infringes any patent, trade secret, or copyright, provided that Partner shall have sole control of any such action or settlement negotiations. Notwithstanding the foregoing, Partner shall have no liability under this
Section 11.2 for any claim alleging that the unaltered Licensed Materials, standing alone, infringe any third party's intellectual property rights.

12.     Limitation of Liability.


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
        Partner agrees that Active's liability hereunder arising from this Agreement shall in no event exceed the payments received by Active pursuant to this Agreement. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF BUSINESS, INTERRUPTION OF BUSINESS, LOSS OF USE, OR LOSS OF DATA FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, FOR ANY CLAIM OR DEMAND AGAINST THE OTHER PARTY BY ANY OTHER PARTY OR FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, UNDER OR ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE AMOUNTS PAYABLE HEREUNDER ARE BASED IN PART UPON THESE LIMITATIONS, AND THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

13.     Term and Termination.

        13.1 Term. The term of this Agreement and the license granted hereunder shall commence on the date set forth at the beginning of this Agreement and shall continue for a term of three (3) years unless earlier terminated in accordance with this Section 13.

        13.2 Termination for Material Breach. Either party may, at its option, terminate this Agreement upon written notice to the other party if the other party materially breaches any of the terms and conditions of this Agreement and if such material breach has not been cured within thirty (30) days after written notice to the other party.

        13.3 Termination for Insolvency. This Agreement may be terminated by either party, on notice, (i) if the other party becomes insolvent, (ii) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, (iii) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in such other party's favor within sixty (60) days thereafter, (iv) upon the other party's making a general assignment for the benefit of creditors, or (v) upon the other party's dissolution or ceasing to conduct business in the normal course.

        13.4 Surviving Terms. Sections 5, 6, 7, 9, 11, 12, 13 and 14, and all payment obligations incurred prior to termination of this Agreement, shall survive termination of this Agreement. Within thirty (30) days after termination of this Agreement, Partner shall return to Active, at Partner's expense, and shall make no further use of, any property, materials or other items of Active, and shall certify in writing to Active, that the originals and all copies, in whole or in part, in any form, of the Licensed Materials in the possession of Partner or its affiliates or agents have been destroyed or returned to Active.

        13.5 Other Remedies. Nothing contained herein shall limit any other remedies that Active may have for the default of Partner under this Agreement nor relieve Partner of any of its obligations incurred prior to termination of this Agreement.

14.     General Provisions.

        14.1 Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and to their respective heirs, successors, assigns and


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
legal representatives. Partner may not assign this Agreement in whole or in part except with Active's prior written consent, excluding the condition that the Partner shall have the right to assign this Agreement in connection with the merger or acquisition of such party or the sale of all or substantially all of its assets related to this Agreement without such consent. Any assignment by Partner shall not result in an increase in the scope of the license granted pursuant to this Agreement. Active shall be entitled to assign this Agreement to a party which agrees to be bound by the terms and conditions of this Agreement.

        14.2 Entire Agreement. This Agreement represents the entire agreement between the parties, and supersedes all prior agreements and understandings with respect to the matters covered by this Agreement. Partner agrees that it has not entered into this Agreement based on any representations other than those contained herein. This Agreement may only be amended by a written agreement signed by both parties. The terms and conditions of this Agreement shall prevail in the event of any variance with any purchase order or invoice produced by Active or Partner.

        14.3 Governing Law. This Agreement shall in all respects be governed by the laws of the State of California without reference to its principles of conflicts of laws. The parties hereby agree that all disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of and venue in the federal and state courts located in San Francisco, California or within Santa Clara County, California. Partner hereby consents to the personal and exclusive jurisdiction and venue of these courts.

        14.4 Severability. If any of the provisions of this Agreement are held to be invalid under any applicable statute or rule of law, they are, to that extent, deemed omitted.

        14.5 Waiver. The waiver of any particular breach or default or any delay in exercising any rights shall not constitute a waiver of any subsequent breach or default.

        14.6 Notices. All notices permitted or required under this Agreement shall be in writing and shall be delivered in person or mailed by first class, registered or certified mail, postage prepaid, to the address of the party specified in this Agreement or such other address as either party may specify in writing. Such notice shall be deemed to have been given upon receipt.

        14.7 Force Majeure. Neither party will be responsible for any failure to perform its obligations (other than payment obligations) under this Agreement due to reasons beyond its reasonable control, including without limitation acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods or accidents.

        14.8 Export Laws and Regulations. Any obligation of Active to provide the Active Materials under this Agreement shall be subject in all respects to all United States laws and regulations governing the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States. Partner shall not export, directly or indirectly, any Active Materials or related information without first obtaining all required licenses and approvals from the appropriate government agencies.

        14.9 Independent Contractors. Notwithstanding the use of the word "partner" in marketing materials, the relationship of Active and Partner is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or
(iii) allow the Partner to create or assume any obligation on behalf of Active for any purpose whatsoever.

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
        14.10 Headings. The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        14.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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
AGREED AND ACCEPTED:

ACTIVE SOFTWARE, INC.                       CORIO, INC./s/ Signature
Illegible>

By: /s/ Signature Illegible                 By: HASAN G. RIZVI
    -----------------------------              ----------------------------

Title: CFO                                  Title: DIRECTOR OF ENGG.
       --------------------------                 -------------------------


7/1/99

                                    EXHIBIT A

                               LICENSED MATERIALS

1.      Active Software.


        1.1    Integration Kit.

               Information Broker
               Integration Logic Agent
               7/1/99
               PeopleSoft Application Adapter
               Siebel Application Adapter
               Oracle Database Adapter
               Java Language Adapter

        1.2    Developer Kit.

               Includes 6 Non Production Instances of the following products to be used for prototyping, development and testing integration systems.

               Active Works Information Broker and its Associated Options


                      Secure Sockets Layer
                      Multi-Broker Option
                      Active Works Information Broker Agents:               All
                      ActiveWorks Integration Tools:                        All
                      ActiveWorks Adapters:
                             Language Adapters                              All
                             Middleware Adapters                            All
                             Database Adapters                              All
                             Application Adapters                           All


2.      Documentation.


        All associated product documentation shipped with the Active Software listed above.

3.      Third Party Software-


        PeopleSoft
        Octane 99
        Siebel 99
        and any other apps that coris may include.

               Hasan G. Rizvi 6/30/99

                                    EXHIBIT B

                   LICENSED TRADEMARKS, TRADE NAMES AND LOGOS

                   Active Software, ActiveWorks, Activesw, and
                     Active Database Adapter are registered
                       trademarks of Active Software, Inc.

                                    EXHIBIT C

                     END USER LICENSE AGREEMENT REQUIREMENTS

        All End User licenses of the Active Materials shall be in writing and executed and include at least the following provisions:

        (1) the End User is granted only a personal, nontransferable, and nonexclusive right to use the Active Materials only for its internal business purposes;

        (2) Active or its licensors retain all of their intellectual property rights in the Active Materials, and no title to such intellectual property is transferred to the End User;

        (3) the End User agrees not to reverse assemble, decompile, or otherwise attempt to derive source code form the Active Materials;

        (4) the Active Materials are the confidential information of Active and the End User shall keep such Active Materials in confidence and shall not use or disclose such Active Materials, except as permitted by the license, without Active's prior written consent;

        (5) the End User agrees to comply with all export and re-export restrictions and regulations of the Department of Commerce or other United States agency or authority, and not to transfer, or authorize the transfer, of the Active Materials to a prohibited country or otherwise in violation of any such restrictions or regulations;

        (6) the End User receives a warranty on the Active Materials from Partner, and Active makes no warranties to the End User in connection with the Active Materials, and expressly disclaims any implied warranties of merchantability or fitness for a particular purpose;

        (7) Active shall not be liable to the End User for any indirect, consequential, incidental or special damages arising out of the use or license of the Active Materials, regardless of the theory of liability (including negligence and strict liability);

        (8) Active may terminate the licensed use of Active's Licensed Products upon written notice of failure by the End User to comply with the terms of such license;

        (9) within five (5) days after termination of the license, the End User shall destroy the Active Materials or return them to Active or to Partner at the End User's expense; and

        (10) Active is a third-party beneficiary of the license agreement.

                                    EXHIBIT D

                                    PAYMENTS

1.      Integrated Hosting Services.


        Corio shall pay the following monthly fees for each of their customers accessing the Integration Kit through the Integrated Hosting Services as per the table below.


        Customer             # Of Customers               Initial Sign Up Fee          Annual Service Fee
        Definition
        Tier 1               1st 150 Customers            [*]                          [*]
        Up to $375MM

        Tier 1               All Other Tier 1             [*]                          [*]
        Up to $375MM

        Tier 2               All                          [*]                          [*]
        Above $375MM
        Up to $1 Billion

        Tier 3               All                          [*]                          [*]
        Above $1 Billion


        2. Corio Agrees to pay Active Software [*] for the licensed materials on Exhibit A including prepayments of the fees for the first 23 Tier 1 customers. Payment will be in two increments: [*] Payable Net 30 Days, [*] Payable Net 60 Days.



[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT E
                              ACTIVE SOFTWARE, INC.

                               ACTIVESERVICE PLAN

This Plan sets forth the terms and conditions under which Active Software, Inc. ("Active"), provides the following Support and Maintenance program known as ("ActiveService") to Corio for the programs (the "Software") and documentation specified in Exhibit A.

This Plan sets forth the terms and conditions under which Active Software, Inc. ("Active"), provides the following Support and Maintenance program known as ("ActiveService") to the licensee ("Customer") for the programs (the "Software") and documentation specified in Exhibit A hereto.

1.      Definitions.


                a. Documentation. "Documentation" shall mean the documentation that Active provides to its customers for the Software.

                b. Error. "Error" shall mean any verifiable and reproducible failure of the Software to substantially conform to the Specifications for such Software. Notwithstanding the foregoing, "Error" shall not include any such failure that is caused by: (i) the use or operation of the Software with any other software or programming languages or in an environment other than that intended or recommended by Active, (ii) modifications to the Software not made by Active, or
                        (iii) any bug, defect or error in software used with the Software or any other failure of such software to conform to its published specifications.

                c. "Error Correction(s)" shall mean either a modification or addition to or deletion from the Software that substantially conforms such Software to the then-current Specifications or a procedure or routine that, when observed in the regular operation of the Software eliminates any material adverse effect on Customer of such Error.

                d. License Agreement. "License Agreement" shall mean the license agreement under which the Software was licensed to Customer.

                e. Specifications. "Specifications" shall mean the published description of the Software, as set forth in the Documentation for the Software.

                f. Update. "Update" means additional or replacement code or Documentation for the Software that is provided by Active to remedy an Error.

                g. Upgrade. "Upgrade" means any additional or replacement code or Documentation for the Software provided by Active Software that adds incremental capabilities or functionality and that is designated by Active, in its sole discretion, as a new version of the Software.

                h. Major Release. "Major Release" means any additional or replacement code or Documentation for the Software provided by Active Software that adds major new capabilities or functionality and that is designated by Active, in its sole discretion, as a new Major Release of the Software. Major Release does not include new Options that are added to the Software to provide optional capabilities or functionality.

                i. Option. "Option" means any additional or replacement code that can be added to an existing product to provide optional capability or functionality to that product. Optional capabilities are those that some customers may require and other customers may not.

                J Authorized Contact. "Authorized Contact" means the individual designated by Customer to be responsible for contacting Active's Support organization. Customer may assign two named Authorized Contacts in Exhibit A per ActiveService plan. Additional Authorized Contacts may made available for an additional fee.

2.      Maintenance Services.


                a. New Software Releases. During the term of this Plan, Active will provide software updates to the Customer as they become generally available. An update is a new release of the licensed software product that is made available to the general public. This includes both minor and major release numbers. In general this software may contain both bug fixes and enhancements to the product. Maintenance does not cover new products being added to a product line or new functionally that is sold as a separate option and price. Active Software will provide a single copy of media for each update to the Customer. If additional copies are require they will be made available for a fee.

                b. Current Release. Active's obligations under this Plan shall apply only to those releases of the applicable Software that are then currently being shipped by Active. Active shall have the right, at any time after a particular release has been superseded by another release, to terminate support with respect to the superseded release upon giving not less than ninety (90) days notice. Notwithstanding the foregoing, Active will support a superseded release for no less than one year after a new release is shipped.

                c. Error Correction. During the term of this Plan, Active shall use commercially reasonable efforts to provide Error Corrections for Errors in the Software reported by Customer to Active.

                d. Limitations. Active shall have no obligation under this Plan to correct Errors which result from the breach by Customer of this Plan or the License Agreement, or which cannot be remedied due to any modifications of the Software made by Customer or any third party. If Active agrees to remedy any errors or problems not covered by the terms of this Plan, Customer shall pay Active for all such work performed at Active's then-current standard rates. Customer acknowledges that Active is under no obligation to perform services with respect to any hardware or any software which is not Software.

3.      Support Services.


                a. Telephone Support. During the term of this Plan, Active will provide telephone consultation and advice to Authorized Contacts regarding technical support of the Licensed Software between the hours of 6:00 a.m. and 6:00 p.m., Pacific Time, Monday through Friday, excluding holidays. Response times are based upon severity of the problem. Optional 24x7 telephone consultation and advice for emergency situations of Severity 1 problems may be purchased for an additional fee.

                b. Email and Fax Support. During the term of this Plan, Active will respond to email and fax messages sent to Support by Authorized Contacts between the hours of 6:00 a.m. and 6:00 p.m., Pacific Time, Monday through Friday, excluding holidays within 6 business hours and whenever possible within the same business day.

                c. Limitations. Customer acknowledges that Active is under no obligation to perform services with respect to any hardware or any software which is not Active Software's Licensed product.

                d. Supported Releases. Active Software will provide technical support for the current shipping release of software and the one previous release for up to one year after the release stopped shipping. In order to correct or trouble shoot certain problems the Customer may be required to update said software to the then current release.

4.      Service Expectations.


                a. Problem Classification. The following Problem Classification Table definitions are used for classifying customer issues. These classifications insure consistent treatment of problems handled by support. Severity 3 (Degraded Operations) is the default severity level that all cases are initially set to unless otherwise specified by the customer or the support engineer. The support engineer handling the case will work with the customer to establish what severity should be assigned. The following are the four levels used by Active Software to prioritize a customer's problem.

                          Problem Classification Table


Error Classification                    Criteria
                                        The problem is affecting time-critical applications with
                                        production work at a standstill. The system is completely
Severity 1 (Critical)                   unusable and no work around is currently known. The
                                        affected system must be for production purposes.

                                        The system is significantly impaired such that key business
Severity 2 (Serious)                    processes can not be conducted and no known work around is currently available.

Severity 3 (Degraded)                   The system can not function as designed however key business processes are not interrupted.

Severity 4 (Minimal)                    Problems are low-impact. Little or no impact to daily
                                        business process.


                b. Response Expectations. In the event that an error is discovered in the Licensed Software which causes the software not to operate in conformance with the published specifications or applicable documentation, Customer shall notify Active Software in writing (email or fax) of the error (including a reasonable description and the severity level based on the Problem Classification Table). Active shall respond to such notice and will make reasonable efforts to assign engineers to resolve problems at the level of effort indicated by the Response Expectation table. If unspecified most new cases will be set to a severity level of 3 until a clearer determination can be made.

                             The following Response Expectation table specifies the level of response that will be given to a customer issue at each step of the process based upon the assigned severity of the problem. The table specifies the maximum amount of time elapsed to complete each step.

                             Step 1 represents the acknowledgment of a
                                    customer's problem and the beginning of
                                    information gathering process.

                             Step 2 represents the time frame by which the
                                    problem is being actively addressed and a temporary patch, correction, or workaround is provided. The goal will be to provide a fix or a work-around for a problem as soon as possible. Critical issues will be worked on continually during the business day until a satisfactory problem resolution can be reached. To have work continue on problems during non-business hours requires the purchase of a 24x7 coverage plan and the commitment by the customer to make their resources available on an after hours basis as well.

                             Step 3 represents when a permanent solution will
                                    be available. This may be in the form of a tested permanent patch or a completely new release depending upon what the problem requires and time allows. When possible permanent fixes will be provided in the next scheduled release.

        RESPONSE EXPECTATION TABLE


        SEVERITY              STEP 1                  STEP 2                       STEP 3
        1 (Critical)          2 business              Immediate and                Within 60
                              hours                   continuing                   calendar
                                                      effort during                days.
                                                      the business
                                                      day.

        2 (Serious)           4 business              1 to 5 business              Within 90
                              hours                   days                         calendar
                                                                                   days.

        3 (Degraded)          8 business              Within 10                    Next
                              hours                   business days                scheduled
                                                                                   release of
                                                                                   software.

        4 (Minimal)           16 business             Worked on a                  As
                              hours                   time available               appropriate
                                                      basis


                        c. Escalation Process. All new cases will initially be taken and handled by the support representatives on duty at the time of the call. All problems with a severity level of 1 to 3 will be escalated if a solution or plan of resolution cannot be achieved within the designated amount of time as described below. To ensure that progress can continue, Customers with Severity 1 (Critical) issues must provide Active with a highly available contact during this period who will assist the Support and Development organizations with data gathering, testing, and applying all fixes to their environment. If Active cannot duplicate the problem in-house, then Support may request access to the Company's computing environment.

                                Support management will be made aware of issues according to the following timeframes. Active requires that as succeeding levels of Active management become involved in the resolution process, the Customer must provide contacts at similar levels within their organizations, to ensure that the level of management involvement matches the decision-making level dictated by the resolution requirements of the problem. Elapsed time represents the number of business hours (not clock hours) that have passed since the issue was first opened by Active Software Support.

ESCALATION TABLE

               Elapsed Time         Severity 1               Severity 2            Severity 3
                                    (Critical)               (SERIOUS)             (DEGRADED
                                                                                   OPERATIONS)
               Immediately          Support Group
                                    Leader
               2 hours              Support Manager
               4 hours              Support Director         Support Group
                                                             Leader
               8 hours
               16 hours             VP of Development        Support Manager
               24 hours                                                            Support Group Leader
               32 hours                                      Support Director
               40 hours             CEO                                            Support Manager
               80 hours                                      VP of Development     Support Director


5       Fees.


                a. Plan Fees. No additional Fees are ascribed to service, Partner will pay Active as set forth in Exhibit D.

6.      Term and Termination.


                a. Term and Termination. The term of this Service Plan shall begin on the Effective Date and shall continue unless earlier terminated pursuant to Section 13 of the Hosting Agreement.

                b. Survival. The following provisions shall survive any termination, expiration or cancellation of this Plan: 6 and 7.

7.      Proprietary Rights.


                        Any corrections, additions or modifications to the Software or Documentation effected or delivered under this Plan and any Updates or Upgrades supplied under this Plan shall be deemed part of the applicable Software and subject to all of the provisions of the License Agreement.